Exhibit 10.5.2

AMENDMENT NO. 4 TO

NORTHEAST UTILITIES DEFERRED COMPENSATION PLAN FOR TRUSTEES

The Northeast Utilities Deferred Compensation Plan for Trustees, as amended (the “Plan”), is hereby further amended, effective September 12, 2006, as follows:

Article 8 of the Plan is amended to read in its entirety as follows:

“This Plan may be amended or terminated by the Board of Trustees or by the Compensation Committee of the Board at any time; provided, however, that no such amendment or termination, unless required under statute, regulation, other law, or rule of a governing or administrative body having the effect of a statute or regulation, shall serve to diminish the rights of a Trustee with respect to amounts credited to his or her Deferred Cash and/or Deferred Stock Compensation Accounts or accelerate payment of such amounts.”